UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 12, 2008

Acusphere, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50405	04-3208947
(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street
Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

(617) 648-8800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2008, the Board of Directors (the “Board”) of Acusphere, Inc. (the “Company”) decided that no amounts that would have been payable under the Company’s fiscal year 2008 Management Incentive Plan, as described in the Company’s proxy statement filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2008, will be paid to any members of the Company’s management committee (the “Executives”).  However, given the importance of retaining the Executives in order to manage the regulatory and financial uncertainties faced by the Company, the Board has approved the additional measures described herein to strengthen the retention of the Company’s Executives.

On December 12, 2008, the Board approved, effective December 16, 2008, a change in the base salaries of the Executives, including the named executive officers listed below, such that their base salaries would return to the amount in effect immediately prior to the reduction taken pursuant to the Company’s Senior Management Compensation Plan (the “Compensation Plan”), disclosed by the Company in the Current Report on Form 8-K filed with the Commission on July 28, 2008.  The base salaries in effect as of December 16, 2008 are set forth below:

Name	Position	Current Salary	Base Salary effective December 16, 2008

Sherri C. Oberg	President and Chief Executive Officer	$371,128	$463,910

Lawrence A. Gyenes	Senior Vice President and Chief Financial Officer	$292,500	$325,000

Richard Walovitch	Senior Vice President, Clinical Research	$252,000	$280,000

Michael Slater	Senior Vice President, Regulatory Affairs and Operations	$232,000	$290,000

In addition, the Board determined that, prior to December 31, 2008, the Company would pay Ms. Oberg and Mr. Slater each a lump sum equal to half of the base salary reduction taken in connection with the Compensation Plan.  As a result, Ms. Oberg and Mr. Slater will receive a lump sum payment of approximately $17,397 and $10,320, respectively.

On December 12, 2008, the Board also adopted an Executive Retention Bonus Plan (the “Retention Bonus Plan”), which provides that each Executive, including the named executive officers listed below, shall receive a retention bonus equal to one-third of their base salary in effect as of December 12, 2008, before taking into account the reduction provided for in the Compensation Plan (the “Retention Bonus”).  The Company will pay the Retention Bonus in lieu of cash payments otherwise potentially payable under the Compensation Plan, if (a) such Executive remains employed by the Company through the date that is fifteen days after the Prescription Drug User Fee Act (“PDUFA”) date for Imagify™ (Perflubutane Polymer Microspheres for Injectable Suspension), currently expected to be February 28, 2009 (the “Payment Date”) or (b) such Executive is terminated by the Company as a result of the termination of their position prior to the Payment Date, as set forth below:

Name	Position	Retention Bonus

Sherri C. Oberg	President and Chief Executive Officer	$154,637

Lawrence A. Gyenes	Senior Vice President and Chief Financial Officer	$108,333

Richard Walovitch	Senior Vice President, Clinical Research	$93,333

Michael Slater	Senior Vice President, Regulatory Affairs and Operations	$96,667

If the Company terminates the Executive for Cause (as defined in the Retention Bonus Plan), or for any other reason other than a termination of the Executive’s position, or if the Executive resigns his or her employment with the Company prior to the Payment Date, he or she shall not be entitled to any Retention Bonus.  In addition, to the extent the Executive receives severance payments under the Executive Employment Agreement between the Executive and the Company as a result of termination of employment prior to the Payment Date, the Executive will not be eligible for payment under the Retention Bonus Plan in connection with such termination of employment.

The above summary of the Retention Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the Retention Bonus Plan, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Executive Retention Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: December 18, 2008	By:	/s/ Lawrence A. Gyenes
	Name:	Lawrence A. Gyenes
	Title:	Senior Vice President,
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Retention Bonus Plan